EXHIBIT 10.2

 July 19, 2010

Nathan’s Famous, Inc.
1 Jericho Plaza, Second Floor-Wing A
Jericho, NY 11753

Re:           $10,000,000.00 line of credit

Ladies and Gentlemen:

Citibank, N.A. ("Citibank") is pleased to advise you it holds available for Nathan’s Famous, Inc., a corporation organized and in good standing under the laws of the State of Delaware (the “Borrower), a line of credit (the "Line") in the amount of $10,000,000.00, subject to the following terms and conditions:

1.           Description of the Line:

Loans provided under the Line shall be evidenced by Citibank's Master Note (the "Note") in the amount of the Line which Note shall bear interest at a rate at the time of each request for an advance equal:

(a) LIBOR Rate:  A rate of interest equal to the LIBOR Rate, as such term is defined in the Note, plus a margin of 200 basis points for an interest period of one month.

(b) Prime Rate:  A rate of interest equal, each day, to the greater of (i) the prime rate of interest announced by the Bank from time to time at its principal office as its prime commercial lending rate (the “Prime Rate”), or (ii) the Minimum Interest Rate, as hereinafter defined, plus in each case a margin of 0.00%.  Any change in the Prime Rate or the Minimum Interest Rate, as applicable shall take effect on the date of the change in the Prime Rate or the Minimum Interest Rate.

 “Minimum Interest Rate” means two hundred (200) basis points in excess of the rate of interest determined by Citibank in accordance with its customary procedures and utilizing such electronic or other quotation sources as it considers appropriate to be the prevailing rate per annum in effect each banking day at which deposits in United States dollars for a one month period, determined by Citibank in its sole discretion, are offered to Citibank by first class banks in the London Interbank Market shortly after 11:00 a.m. (London time) two banking days prior to the date such rate of interest shall be effective and applied to existing and future advances under the Line.

Interest on the unpaid principal balance of the Note from time to time outstanding shall be payable in the time and manner specified in the Note.  Any advance under the Line made by Citibank in its discretion shall be in an amount not less than $100,000.00.  Such advance may be prepaid, in whole or in part, in increments of not less than $100,000.00, without premium or penalty.

The Borrower agrees to indemnify Citibank and hold Citibank harmless from any loss or expense that Citibank may sustain or incur, as more particularly described in the Note should the Borrower make any prepayment of the principal of an advance hereunder bearing interest at the LIBOR Rate or in the event of a default by the Borrower in the payment or performance of any terms of the Note or this line letter.

The Borrower acknowledges and agrees that the Line is uncommitted and requests for advances or extensions of credit thereunder shall be approved in the discretion of Citibank, which may refuse to make an extension of credit under the Line at any time without prior notice to the Borrower, and that the performance or compliance by the Borrower of the agreements contained in this letter, or in any other document or agreement evidencing or securing such advances or extensions of credit, shall not obligate Citibank to make an advance or provide an extension of credit thereunder.

Subject to the terms and conditions hereof, the Line shall be available until June 30, 2011.

2.           Guarantors:

Repayment of all loans, extensions of credit and financial accommodations provided under the Line together with interest and costs thereon shall be guaranteed, jointly and severally, by Nathan’s Famous Services, Inc., Nathans Famous Operating Corp., NF Treachers Corp. and Nathan’s Famous Systems, Inc. (each a "Guarantor" and collectively, the "Guarantors") pursuant to Citibank's Guarantee of All Liability.

3.           Purpose of the Line:

The purpose of the Line shall be for working capital needs.

4.           Security for the Line:

The Line shall be secured by a first priority security interest in all assets and personal property of the Borrower and Guarantors pursuant to Citibank's General Security Agreement and duly filed UCC-1 Financing Statements.

5.           Conditions Precedent:

Prior to the Borrower's initial request for an advance under the Line, it shall have provided to Citibank, (if not already done so):

(a)           a copy of the resolutions passed by the Borrower's Board of Directors certified by its Secretary as being in full force and effect authorizing the borrowing described herein and the execution of all documents and agreements required by Citibank to evidence and secure the Line; and

(b)           a copy of the resolutions passed by each Guarantor’s Board of Directors or member, as applicable, certified by the Secretary of such Guarantor or Member, as applicable, as being in full force and effect authorizing the guarantee described herein and the execution of all documents and agreements required by Citibank to evidence and secure the Line; and

(c)           a copy of the certificate of incorporation or formation of the Borrower and each Guarantor.

6.           Special Requirements:

a.           The Borrower agrees to maintain at all times:

a maximum leverage ratio (the ratio of total unsubordinated liabilities to tangible net worth) of not greater than 2.00 to 1.00.

7.           Annual Clean-up:

The Borrower covenants and agrees that for a period of not less than thirty (30) consecutive days at any one time prior to the expiration of the Line there shall be no loans outstanding thereunder.

8.           Acceptance:

If the foregoing is acceptable, please so indicate by signing and returning this letter before August 3, 2011, the date this letter will otherwise expire, unless extended in writing by Citibank.

Very truly yours,

CITIBANK, N.A.

By:	/s/ Timothy M. Foley
Name: Timothy M. Foley
Title: Vice President

Agreed and Accepted this
3 day of August, 2010

BORROWER:

Nathan’s Famous, Inc.

By:	/s/Ronald DeVos
Name: Ronald DeVos
Title: Vice President – Finance And CFO